Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of October 23, 2006 by and among Multimedia Games, Inc., a Texas corporation (the “Company”), Sarnoff Entertainment Corporation, a California corporation (the “Consultant”), and Thomas W. Sarnoff (“Mr. Sarnoff”).

WHEREAS, Mr. Sarnoff, the President of the Consultant, has submitted his resignation as a member of the Company’s Board of Directors (the “Board of Directors”) and all subcommittees thereof conditioned, and effective automatically without further action of Mr. Sarnoff or the Board of Directors, upon Full Execution (as defined therein) of an Agreement between the Company, Liberation Investments, L.P., a Delaware limited partnership, and certain other parties identified therein (the “Agreement”); and

WHEREAS, conditioned, and effective automatically without further action of Mr. Sarnoff or the Board of Directors, upon Mr. Sarnoff’s resignation from the Board of Directors, the Company desires to retain the Consultant as an independent contractor on the terms of this Agreement so that the Company may have continued access to Mr. Sarnoff’s services;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Consultant and Mr. Sarnoff agree as follows:

1. Effectiveness; Term. This Agreement shall be conditioned, and effective automatically without further action of the Mr. Sarnoff or the Board of Directors, upon the effectiveness of Mr. Sarnoff’s resignation from the Board of Directors and all subcommittees thereof (which is conditioned, and will automatically become effective, upon Full Execution (as defined in the Agreement))(the “Effective Time”) and shall terminate on the last day of the 18th calendar month (excluding the calendar month during which the Effective Time occurs) following the Effective Time, unless terminated earlier in accordance with Section 2 (the “Term”).

2. Early Termination. Should Full Execution (as defined in the Agreement) not occur by midnight, Central time, on the second business day following (and excluding) the date of Mr. Sarnoff’s resignation as a director of the Company conditioned on Full Execution (as defined in the Agreement), this Agreement shall terminate and cease to have any force and effect unless Mr. Sarnoff otherwise advises the Company, by written notice to its President and Chief Executive Officer given prior to such date and time, that Mr. Sarnoff’s resignation as a member of the Board of Directors remains in effect until the date and time specified in such notice, in which case this Agreement shall continue to be effective until such date and time so specified. In addition, the Company may terminate this Agreement on 30 days prior written notice to the Consultant if Mr. Sarnoff, on behalf of the Consultant, is unable or unwilling to provide at least eight (8) days of Services (as defined below) a calendar month for two or more consecutive calendar months during which the Company has requested Mr. Sarnoff provide at least eight (8) days of Services during each of such months. Sections 6 and 11 of this Agreement shall survive termination of this Agreement whether pursuant to this Section 2 or the expiration of the 18 calendar month period set forth in Section 1. In the event that this Agreement is terminated pursuant to this Section 2 other than as a result of the failure of Full Execution (as defined in the Agreement) to occur, Section 5 of this Agreement shall survive the termination of this Agreement for the period of time between the date of such termination and the remainder of the Covenant Period (as defined in Section 5).

3. Consulting Services. The Consultant shall provide such services as shall be requested by the Board of Directors from time to time during the Term, including assisting the Company with the development of customer, supplier and strategic partner relationships and product and market strategies (collectively, the “Services”). The Consultant will provide at least eight (8) days of Services a calendar month and not more than 12 days of Services a calendar month for the Term; provided, however, that the Consultant may provide fewer than eight (8) days of Services a month to the extent the Company does not request a full eight (8) days of Services during such month and the Consultant provides such fewer number of days of Services as the Company actually requests. All Services shall be preformed exclusively by Mr. Sarnoff on the Consultant’s behalf unless otherwise agreed in advance by the Company.

4. Consulting Fees; Expenses. Subject to the terms and conditions hereof, during the Term and in consideration for the Services rendered by the Consultant, including all Services rendered by Mr. Sarnoff on the Consultant’s behalf, the Company shall pay the Consultant $8,000 per calendar month. The Company shall pay the Consultant such amounts on the first day of each calendar month, in arrears, with the Consultant receiving a pro-rata amount for the period between the Effective Time and the first day of the first month following the month during which the Effective Time occurs. In addition, the Company shall reimburse the Consultant for reasonable business expenses, including travel expenses, incurred by Mr. Sarnoff in the performance of the Services on the Consultant’s behalf. As a condition to receipt of reimbursement, the Company may require that the Consultant submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

5. Non-Competition.

(a) For a period commencing at the Effective Time and terminating on the last day of the 18th calendar month (excluding the calendar month during which the Effective Time occurs) following the Effective Time, regardless of whether this Agreement is terminated prior to the conclusion of such 18 calendar month period in accordance with Section 2 (the “Covenant Period”), neither the Consultant nor Mr. Sarnoff will directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee: (i) work for or provide services or assistance to a competitor of the Company, which is defined to include those entities or persons in the business of developing, marketing, selling and supporting technology to or for gaming businesses in which the Company engages or proposes to engage or in which the Company has an actual intention, as evidenced by the Company’s written business plans, to engage, in any country in which Company does business (the “Restricted Business”); or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than one percent (1%) of the listed or traded stock of any publicly held corporation. For purposes of this Section 5, the term “Company” shall mean and include Company, any subsidiary or affiliate of Company, and any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise).

(b) Each of the Consultant and Mr. Sarnoff represent and agree that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 5 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to the Consultant or Mr. Sarnoff. Each of the Consultant and Mr. Sarnoff expressly acknowledges that the Company competes on an international basis and that the geographical scope of these limitations is reasonable and necessary for the protection of the Company’s trade secrets and other confidential and proprietary information. Each of the Consultant and Mr. Sarnoff further agrees that these restrictions allow the Consultant and Mr. Sarnoff an adequate number and variety of consulting alternatives and, in the case of Mr. Sarnoff, employment alternatives, based on the Consultant’s and Mr. Sarnoff’s varied skills and abilities.

6. Confidentiality; Ownership. In order to allow the Consultant to perform the Services, the Company or its affiliates, directors, officers, employees, agents or controlling person (collectively,

“Representatives”) may provide the Consultant, including Mr. Sarnoff, with certain information related to the Company’s products, services, research, development, marketing and selling, business plans, budgets and non-public financial statements, licenses, prices and costs, suppliers, customer lists and customers, substantial portions of which will be non-public, confidential and/or proprietary in nature. All such information, whether written or oral and whether furnished before or after the date hereof, together with all documents and other materials prepared by the Consultant, including by Mr. Sarnoff on the Consultant’s behalf, which are based on or contain or otherwise related to such information are collectively referred to herein as “Company Information.” The term “person” shall be broadly interpreted to include, without limitation, any governmental entity, corporation, partnership, company or individual. Each of the Consultant and Mr. Sarnoff agrees to (i) use Company Information only for the purpose of performing the Services; (ii) hold all Company Information in strict confidence and use all reasonable care to maintain the confidentiality of all Company Information and (iii) not disclose Company Information to any person; provided, however, that the foregoing obligations regarding confidentiality shall not apply to any Company Information that (i) is or becomes generally available to or known by the public other than as a result of a disclosure made by the Consultant, including by Mr. Sarnoff, or (ii) is or was disclosed to the Consultant, including Mr. Sarnoff, on a non-confidential basis from a source other than the Company (or its predecessors) provided that the Consultant, including Mr. Sarnoff, is not aware that such source is or was then bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Consultant. Further, each of the Consultant and Mr. Sarnoff assigns to the Company any rights the Consultant or Mr. Sarnoff may have or acquire in any Company Information and recognizes that all Company Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world. Each of the Consultant and Mr. Sarnoff acknowledges and agrees that the Company derives economic value from the Company Information not being known by other persons who can obtain economic value from its disclosure or use and that any disclosure or unauthorized use of Company Information could cause irreparable harm and loss to the Company.

7. Assignment. This Agreement is not assignable by the Consultant or Mr. Sarnoff, in whole or in part, nor shall the Consultant subcontract any Services to be performed under this Agreement without the Company’s prior written consent. Any attempt to make such assignment shall be void. Each of the Consultant and Mr. Sarnoff agrees that the Company may assign this Agreement.

8. Governing Law. This Agreement shall be governed by the laws of the State of Texas without regard to the conflicts of law provisions thereof. Each of the Consultant and Mr. Sarnoff acknowledges that the Company will suffer irreparable injury if the Consultant or Mr. Sarnoff breaches any provision of this Agreement and that the Company could not be made whole by monetary damages for a breach of Section 5 and/or 6. Accordingly, the Company, in addition to any other remedy to which it may be entitled by law or in equity, shall be entitled to seek an injunction to remedy and prevent breaches of this Agreement, and to an order compelling specific performance of this Agreement.

9. Prevailing Party. If any dispute relating to this Agreement occurs, the prevailing party shall be reimbursed by the other for all costs incurred in connection therewith, including without limitation reasonable attorney’s fees.

10. Entire Agreement. This Agreement supersedes all prior agreements and understanding between the parties for performance of like or similar services, and constitutes the complete agreement and understanding between parties unless modified in writing and signed by both parties.

11. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this

Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time, size of area or scope of activity, including the geographic area, duration or scope of activity of the non-competition provisions of Section 5, the otherwise invalid provision will be considered to be reduced to a period, area or scope of activity which would cure such invalidity.

12. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

13. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of Consultant , his heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

14. Independent Contractor. The Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship with the Consultant or Mr. Sarnoff, individually. Mr. Sarnoff will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit sharing or retirement benefits. The Consultant, including Mr. Sarnoff, is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by the Board of Directors or Chief Executive Officer. The Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. The Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of the Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes

Signature Page Follows.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

“COMPANY”		“CONSULTANT”

MULTIMEDIA GAMES, INC.		SARNOFF ENTERTAINMENT CORPORATION

By:	/s/ Clifton E. Lind	By:	/s/ Thomas W. Sarnoff
	Clifton E. Lind, Chief Executive Officer		Thomas W. Sarnoff, President

THOMAS W. SARNOFF
/s/ Thomas W. Sarnoff

SIGNATURE PAGE TO CONSULTING AGREEMENT